Exhibit (k)(5)

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is entered into as of [•], 2026, between Pershing Square USA, Ltd., a Delaware statutory trust (the “Company”), Pershing Square PSUS Holdings, LLC, a Nevada limited liability company (the “Holder” and collectively with any Person who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, the “Holders”).

RECITALS

WHEREAS, the Company is a closed-end investment company that has registered with the U.S. Securities and Exchange Commission (the “Commission”) on Form N‑8A under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, in connection with the combined initial public offering (the “Combined Offering”) of the Company’s common shares of beneficial interest, no par value (the “Common Shares”) and the common stock (the “PS Inc. Common Stock”) of Pershing Square Inc. (“PS Inc.”), the parent company of each of the Manager (as defined below) and the Holder, the Company has filed a Registration Statement on Form N-2 with the Commission in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”) and concurrently with the closing of the Combined Offering, the Company and PS Inc. will complete a combined private placement of the Common Shares and PS Inc. Common Stock; and

WHEREAS, (i) the Company and Pershing Square Capital Management, L.P., a Delaware limited partnership (the “Manager”) entered into Subscription Agreements, dated as of May 21, 2024, May 22, 2024, May 31, 2024, July 16, 2024, October 9, 2024, December 10, 2024, January 30, 2025 and March 26, 2026, respectively, pursuant to which the Manager purchased an aggregate of 342,320 Common Shares (the “Initial Manager Shares”) at a purchase price of $50.00 per Common Share for an initial aggregate purchase price of $17,116,000.00 of Common Shares, which Initial Manager Shares were transferred by the Manager to the Holder prior to the date hereof and (ii) in connection with the Combined Offering, the Company and the Holder have entered into that certain Anchor Subscription Agreement, dated as of as of [•], 2026, pursuant to which the Manager purchased an aggregate of 1,657,680 Common Shares in a transaction exempt from registration under the Securities Act (the “Anchor PS Shares” and together with the Initial Manager Shares, the “PS Shares”) at a purchase price of $50.00 per Common Share for an aggregate purchase price of $82,884,000, resulting in an aggregate investment in the Common Shares of $100,000,000.00; and

WHEREAS, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1          Definitions. The terms defined in this Article 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“1940 Act” shall have the meaning given in the Recitals hereto.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Anchor PS Shares” shall have the meaning given in the Recitals hereto.

“Board” shall mean the Board of Trustees of the Company.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

“Closing Date” shall mean the closing of the Combined Offering.

“Combined Offering” shall have the meaning given in the Recitals hereto.

“Commission” shall have the meaning given in the Recitals hereto.

“Common Shares” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in Section 2.2.1.

“Demanding Holder” shall have the meaning given in Section 2.2.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Holders” shall have the meaning given in the Preamble.

“Manager” shall have the meaning given in the Recitals hereto.

“Maximum Number of Securities” shall have the meaning given in Section 2.2.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Piggyback Registration” shall have the meaning given in Section 2.3.1.

“Private Placement PS Shares” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“PS Inc. Common Stock” shall have the meaning given in the Recitals hereto.

“PS Shares” shall have the meaning given in the Recitals hereto.

“Registrable Security” shall mean (a) the PS Shares, (b) any other equity security of the Company issued or issuable with respect to the PS Shares by way of a stock dividend or stock split or by way of a conversion from or exercise of a warrant, or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization and (c) any other Common Shares or other equity securities of the Company that the Holders may have purchased in the open market; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities have been sold without registration pursuant to Rule 144; or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act and the 1940 Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)          all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Shares is then listed;

(b)          fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)          printing, messenger, telephone and delivery expenses;

(d)          reasonable fees and disbursements of counsel for the Company;

(e)          reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f)          reasonable fees and expenses of one (1) legal counsel selected by the Holder initiating an Underwritten Shelf Offering or a majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in Section 2.2.1.

“Rule 144” means Rule 144 under the Securities Act or any successor rule thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration Statement” shall have the meaning given in Section 2.1.1.

“Shelf Takedown” shall have the meaning given in Section 2.1.1.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a registered offering of securities conducted by one or more underwriters pursuant to the terms of an underwriting agreement.

“Underwritten Shelf Offering” shall have the meaning given in Section 2.1.3.

ARTICLE 2

REGISTRATIONS

2.1          Shelf Registration.

2.1.1          Shelf Registration Statement. If requested by the Holders of then-outstanding Registrable Securities, at any time on or after the date that is the twenty five (25) year anniversary of the Closing Date, the Company shall (i) use commercially reasonable efforts to file a registration statement on Form N-2 (or any appropriate form) for a secondary offering (including any successor registration statement) covering the resale of the Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission) (a “Shelf Registration Statement”), (ii) use best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as soon as practicable thereafter, but in no event later than sixty (60) days thereafter, and (iii) use commercially reasonable efforts to maintain the effectiveness of such Shelf Registration Statement with respect to the Registrable Securities. Furthermore, if permitted under the Securities Act at the time of filing the Shelf Registration Statement, such Shelf Registration Statement shall be an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act. Each Holder shall be entitled, at any time and from time to time when a Shelf Registration Statement is effective, to sell any or all of the Registrable Securities covered by such Shelf Registration Statement (a “Shelf Takedown”). A Holder shall give the Company prompt written notice of the consummation of a Shelf Takedown.

2.1.2          Additional Registrable Securities; Additional Selling Shareholders. At any time and from time to time that a Shelf Registration Statement is effective, if a Holder of Registrable Securities requests (i) the registration under the Securities Act of additional Registrable Securities pursuant to such Shelf Registration Statement or (ii) that such Holder be added as a selling shareholder in such Shelf Registration Statement, the Company shall as promptly as practicable amend or supplement the Shelf Registration Statement to cover such additional Registrable Securities and/or Holder.

2.1.3          Underwritten Shelf Offering. Any Holder of then-outstanding Registrable Securities may determine to commence an Underwritten Offering off of the Shelf Registration Statement (“Underwritten Shelf Offering”). Any such Holder and the Company shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Shelf Offering by the Holder initiating such Underwritten Shelf Offering (provided that such investment banker or bankers and managers shall be reasonably satisfactory to the Company). The Holder initiating the Underwritten Shelf Offering shall have the right, after consultation with the Company, to determine the plan of distribution, including the price at which the Registrable Securities are to be sold and the underwriting commissions, discounts and fees.

2.2          Demand Registration.

2.2.1          Request for Registration. Subject to the provisions of Section 2.2.3 and Section 2.4 hereof, at any time and from time to time on or after the date that is the twenty five (25) year anniversary of the Closing Date, Holders of then-outstanding Registrable Securities (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand, a “Demand Registration”). The Company shall, within three (3) Business Days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) Business Days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty-five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of ten (10) Registrations pursuant to a Demand Registration under this Section 2.2.1 with respect to any or all Registrable Securities.

2.2.2          Underwritten Offering. Subject to the provisions of Section 2.2.3 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2.2 and the Company shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration (provided that such investment banker or bankers and managers shall be reasonably satisfactory to the Company). The majority-in-interest of the Demanding Holders initiating the Demand Registration shall have the right, after consultation with the Company, to determine the plan of distribution, including the price at which the Registrable Securities are to be sold and the underwriting commissions, discounts and fees.

2.2.3          Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Shares or other equity securities that the Company desires to sell and the Common Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) holds prior to such Underwritten Offering) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Shares or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual piggy-back registration rights such Persons and that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.2.4          Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under Section 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this Section 2.2.4.

2.3          Piggyback Registration.

2.3.1          Piggyback Rights. If, at any time on or after the date that is the twenty five (25) year anniversary of the Closing Date, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company, including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than seven (7) Business Days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) Business Days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2          Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Common Shares that the Company desires to sell, taken together with (i) the Common Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested pursuant to Section 2.3 hereof, and (iii) the Common Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a)          If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.3.1 hereof and Common Shares or other equity securities, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company (pro rata based on the respective number of Common Shares or other equity securities that each shareholder holds prior to such Underwritten Offering), which can be sold without exceeding the Maximum Number of Securities; and

(b)          If the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Shares or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.3.1 and Common Shares or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons (pro rata based on the respective number of Common Shares or other equity securities that each shareholder holds prior to such Underwritten Offering), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.3.3          Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.3.3.

2.3.4          Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof.

2.4          Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Offering and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

ARTICLE 3

PROCEDURES

3.1          General Procedures. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Article 2 of this Agreement, the Company shall use commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as promptly as practicable, and in connection with any such request:

3.1.1          prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2          prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3          prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4          prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5          cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6          provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7          advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8          at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9          notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10          permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11          obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12          on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13          in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14          make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15          if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of [$25],000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16          otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration, including, without limitation, making available senior executives of the Company to participate in any due diligence sessions that may be reasonably requested by the Underwriter in any Underwritten Offering.

3.2          Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear Underwriters’ commissions and discounts relating to the sale of Registrable Securities, and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3          Requirements for Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4          Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5          Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and Section 30(b)(2) of the 1940 Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE 4

INDEMNIFICATION AND CONTRIBUTION

4.1          Indemnification.

4.1.1          The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2          In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3          Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4          The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5          If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

4.1.6          No party shall be entitled to indemnification under this Article 4 if such indemnification of such party would violate Section 17(i) of the 1940 Act.

ARTICLE 5

MISCELLANEOUS

5.1          Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 787 Eleventh Avenue, 9th Floor, New York, NY 10019, Attention: Steve Milankov, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2          Assignment; No Third Party Beneficiaries.

5.2.1          This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2          This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

5.2.3          This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.4          No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3          Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4          Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THE AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.5          Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of beneficial interest in the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6          Other Registration Rights. The Company represents and warrants that no Person, other than Holders of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other Person.

5.7          Term. This Agreement shall terminate upon the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article 5 shall survive any termination.

5.8          Surviving Corporation. In the event of any merger, consolidation or reorganization involving the Company in which the Company is not the surviving entity, the Company shall cause the surviving entity, upon and as a condition to the consummation of the merger, consolidation or reorganization, to execute an amendment to this Agreement pursuant to which the surviving corporation agrees to assume all of the obligations of the Company hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY: PERSHING SQUARE USA, LTD.

By:
Name:
Title:

HOLDER: PERSHING SQUARE PSUS HOLDINGS, LLC

By:	Pershing Square Holdco, LP, its Member

By:
Name:	William Ackman
Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreements]